Exhibit 11
                                                              ----------
                         MEREDITH CORPORATION

             Computation of Primary and Fully Diluted Per
             Common Share Earnings - Treasury Stock Method

         For the Three Months Ended September 30, 1997 and 1996
                              (Unaudited)




                                    Weighted average number of shares
                                             (in thousands)

                                         1997               1996
                                   ----------------   ----------------
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           53,115   53,115    53,734   53,734
Dilutive effect of unexercised
 stock options in thousands          2,268    2,521     1,747    2,036
                                    ------   ------    ------   ------
  Total                             55,383   55,636    55,481   55,770
                                    ======   ======    ======   ======




                                            Primary and fully
                                    diluted earnings per common share

                                         1997              1996
                                   ----------------   ----------------
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share from
 continuing operations              $ .27    $ .27     $ .22    $ .22
Discontinued operation                 --       --        --       --
                                    -----    -----     -----    -----
Net earnings per share              $ .27    $ .27     $ .22    $ .22
                                    =====    =====     =====    =====





Note:  Primary - Based on average market prices for the period.

       Fully Diluted - Based on the higher of the average market price for the period or the market price at September 30 of each year.